                                                                   EXHIBIT 10.43

                                SUPPLY AGREEMENT
                                ----------------


     This Supply Agreement (the "Agreement") is made and entered into as of the date this Agreement is signed by the last party to sign as shown on the signature page ("Effective Date"), by and between Mentor Medical Inc. ("Mentor"), a Delaware corporation, and STAAR Surgical Company ("Purchaser"), a Delaware corporation.

                                   RECITALS
                                   --------

A. WHEREAS, Mentor Ophthalmics, Inc. is a party to a Private Label Manufacturing Agreement ("the Manufacturing Agreement") with Lifecore Biomedical, Inc. ("Lifecore") dated February 8, 1996. Mentor is the successor in interest to all rights of Mentor Ophthalmics, Inc. under the Manufacturing Agreement. Pursuant to the Manufacturing Agreement, Lifecore manufactures OPTIMIZE(TM) viscoelastic ophthalmic solution packaged in single use syringes (the "Product") for Mentor and sells the Product to Mentor. Lifecore sells the Product to Mentor on a non-exclusive basis for sale in all parts of the world except the United States and Canada. Following receipt of Domestic Regulatory Approval (as defined in the Manufacturing Agreement), Lifecore will sell the Product to Mentor for use in the United States and Canada.

B. WHEREAS, Purchaser desires to buy the Product from Mentor as ordered by Purchaser from time to time for sale to its customers under its own tradename and packaging;

C. WHEREAS, Mentor desires to supply Purchaser with the Product subject to the terms and limitations of the Manufacturing Agreement; and

D. WHEREAS, Purchaser understands that Lifecore has not obtained Domestic Regulatory Approval to sell the Product in the United States or Canada, and further understands that such approval is not imminent and in fact may never occur.

     NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT
                                   ---------

1.  PURCHASE AND SALE.
    -----------------

     1.1  One-Time Fee. Purchaser shall pay to Mentor a one-time fee of One
          ------------
Million United States Dollars ($1,000,000), payable at the time of Purchaser's execution of this Agreement, in exchange for the rights granted it under this Agreement.

     1.2  Product Pricing. During the term of this Agreement, Purchaser shall
          ---------------
have the right, but not the obligation, to purchase and Mentor shall sell the Product at the prices set forth in Sections 6 (for sale in Exclusive Territory) and 12 (for sale in Non-Exclusive Territory) of the Manufacturing Agreement attached as Exhibit "A" hereto.

     1.3  Terms of Payment. Unless otherwise agreed in writing, terms are thirty
          ----------------
(30) days net from date of invoice, subject to approval by Mentor of amount and terms of credit. Mentor reserves the right to require payment in advance or C.O.D. and otherwise to modify credit terms. If Purchaser fails to fulfill these terms of payment, Purchaser shall reimburse Mentor for all resulting costs, fees and penalties Mentor incurs, including, but not limited to, those costs, fees and penalties imposed by Section 15 of the Manufacturing Agreement.

     1.4  Purchaser's Customers. Consistent with Mentor's obligations under
          ---------------------
Sections 4 (Exclusive Territory) and 10 (Non-Exclusive Territory) of the Manufacturing Agreement, Purchaser shall sell the Product for use in ophthalmic surgery only. Purchaser may not sell the Product for any other use.

2.  ORDERS AND SHIPMENT.
    -------------------

     2.1  Orders and Forecasts. Purchaser shall, not later than one hundred
          --------------------
twenty (120) days before the commencement of each Contract Year (as defined in Sections 1.2 and 1.3 of the Manufacturing Agreement), provide Mentor with: (a) a firm purchase order setting forth its Domestic and/or International annual purchase obligations with respect to the Product for that year, and (b) Purchaser's reasonable best estimate of the quantity and delivery dates desired for such firm order. Purchaser agrees to comply in every other respect pertaining to its orders with Section 14 of the Manufacturing Agreement. Purchaser shall have no obligation to make any purchases hereunder, except pursuant to a firm purchase order.

     2.2  Cancelled Orders. In the event Purchaser cancels an order or refuses
          ----------------
to accept shipment of Product previously ordered, Purchaser shall reimburse Mentor for all resulting costs, fees and penalties Mentor incurs, including, but not limited to, such costs, fees and penalties Mentor must pay Lifecore pursuant to Sections 7 and 13 of the Manufacturing Agreement.

     2.3  Shipment and Taxes.
          ------------------

          (a) Purchaser shall pay a pro-rata share of all loading, freight, shipping, insurance, duties, forwarding and handling charges, taxes, storage and all other charges which are incurred by Mentor, based upon the percentage that the Purchaser's orders bears to the total volume purchased from Lifecore by both Mentor and Purchaser.

          (b) Mentor shall ship Product to Purchaser F.O.B. Shipping Point according to Purchaser's written instructions. All loading, freight, shipping, insurance, duties, forwarding and handling charges, taxes, storage and all other charges applicable to Mentor's shipment of Purchaser's orders shall be at Purchaser's expense.

     2.4  Agreement Controls. In no event shall any order, acknowledgment,
          ------------------
shipping document or other such business form have the effect of varying, altering, or modifying the terms and provisions of this Agreement. If there is any conflict between any such document and this Agreement, the terms of this Agreement shall prevail.

3.  INTELLECTUAL PROPERTY.
    ---------------------

     3.1  Labels and Trade Name. Purchaser may not market, advertise, or sell
          ---------------------
the Product under any Mentor name or mark, nor may Purchaser utilize any Mentor package label or other material in its sale of the Product, except that Purchaser may utilize the syringe and cannula in which the Product is shipped. Purchaser shall develop and utilize, at its sole expense, all labeling and packaging for the Product.

     3.2  Intellectual Property Rights. Purchaser acknowledges that it has
          ----------------------------
received no rights from Mentor or Lifecore in intellectual property pursuant to the terms of this Agreement, including without limitation any patents, trademarks, tradenames, copyrights, logos, services marks and symbols owned or used by Mentor or Lifecore.

4.   TERM OF THE AGREEMENT.
     ---------------------

     4.1  Term. This Agreement shall commence on the Effective Date and shall
          ----
terminate: (a) on December 31, 2000, or (b) concurrent with the expiration or termination of the Manufacturing Agreement, as set forth in Sections 2.5, 5, 11 and 19 of that document, or (c) pursuant to Section 4.3 below, whichever shall occur first. It is expressly understood and agreed by the parties that Mentor has no obligation to continue its relationship with Lifecore, or any other supplier of the Product. Mentor shall not be liable to Purchaser or suffer any penalty under this or any other Agreement with Purchaser in the event Mentor ceases to have a supply of the Product to sell to Purchaser, whether by expiration or termination of the Manufacturing Agreement or otherwise.

     4.2  Alternate Supply.
          ----------------

          (a) In the event that the Manufacturing Agreement expires or terminates, Mentor may, but is not obligated to, enter into new or other agreements with another manufacturer and/or supplier of the Product. In the event that Mentor does enter into such an agreement, Mentor will sell the Product to Purchaser under the same terms under which it purchases the Product from the new manufacturer and/or supplier. However, it is expressly understood and agreed that Mentor has no obligations of any nature whatsoever to supply the Product to Purchaser unless Mentor has a satisfactory source of the Product.

          (b) Upon the expiration or termination of the Manufacturing Agreement, Purchaser shall have the right to negotiate with Lifecore to purchase the Product directly from Lifecore. In such an event, Mentor agrees to waive its right to Confidential Information (as defined by the Manufacturing Agreement) which will facilitate Purchaser's purchase of the Product from Lifecore. In no event will this Section 4.2(b) require Mentor to disclose to Purchaser any Confidential Information of Lifecore.

     4.3  Termination Rights of Both Parties. In addition to their respective
          ----------------------------------
rights set forth herein, either party shall have the right to terminate this Agreement on written notice pursuant to Section 9.3 to the other party under the
                                        -----------
following circumstances:

          (a) by mutual agreement;

          (b) if the other party materially defaults in the performance of any obligation hereunder and such default continues for more than thirty (30) days after receiving written notice from the other party of such default and continues to exist at the time of notice of termination; provided, however, there shall be no default under this provision if the defaulting party has cured the default within thirty (30) days;

          (c) in the event that the other party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition in bankruptcy is filed in any court of competent jurisdiction by such other party, or such other party shall make or execute an assignment for the benefit of creditors, or a receiver is appointed for all or a substantial portion of the other party's assets and such receivership is not dismissed within thirty (30) days of appointment;

          (d) in the event of the issuance of a final order, decree or other action by any competent judicial authority or governmental agency which restrains, enjoins or prohibits the sale or introduction into interstate commerce of the Product and such restraint, injunction or prohibition is not vacated within thirty (30) days thereafter; or

          (e) in the event Mentor determines that it is more likely than not that the terms of the Manufacturing Agreement, applicable healthcare laws or other laws in effect or to become effective as of a date certain, with respect to the transactions contemplated in this Agreement, (1) prohibit the transactions contemplated by this Agreement, or (2) subject Mentor or Purchaser or any of their officers, directors or employees to civil, criminal or administrative prosecution or other adverse proceeding, then Mentor shall inform Purchaser of such determination. The parties shall attempt to amend this Agreement in order to avoid the events described in (1) or (2) of this Section. If the parties acting in good faith are unable to amend the Agreement in order to avoid the events, this Agreement shall immediately be terminated.

     4.4  Obligations After Termination. Termination or expiration of this
          -----------------------------
Agreement, in whole or in part, shall be without prejudice to: (a) the right of any party to receive upon its request all payments accrued and unpaid, or Product ordered and not delivered (if available), at the effective date of such expiration or termination; (b) the remedy of either party with respect to any previous breach of any of the representations, warranties or covenants herein contained; (c) any rights to indemnification set forth herein; and (d) any other provisions hereof which expressly or necessarily call for performance after such expiration or termination.

5. WARRANTY AND LIMITATION OF REMEDIES. Purchaser shall enjoy the same
   -----------------------------------
Limited Warranty, and the restrictions thereon, set forth in Section 17.1 of the Manufacturing Agreement. THIS LIMITED WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). Mentor shall not be liable to Purchaser, its agents or customers, for any indirect, collateral, special, incidental or consequential loss. Purchaser shall abide by the requirements of Section 17.2 of the Manufacturing Agreement regarding Notice of Warranty claims and remedies.

6. INDEMNITY. Purchaser shall indemnify, defend and hold Mentor harmless from
   ---------
any and all claims, actions, lawsuits, demands, costs, liabilities, losses, damages and/or expenses (including reasonable attorneys' fees and costs of litigation) by any other party resulting from or relating to any acts, omissions or misrepresentations of Purchaser, its Agents or any of them. Without limiting the generality of the foregoing, Purchaser shall have indemnity obligations toward Mentor commensurate with Mentor's indemnity obligations toward Lifecore set forth in Section 18.3 of the Manufacturing Agreement. ~

7. INDEPENDENT PARTIES. The relationship between Mentor and Purchaser pursuant
   -------------------
to this Agreement is solely that of an independent seller and an independent buyer. Neither party is in any manner the legal representative or agent of the other for any purpose and shall not have the power to assume or create, in writing or otherwise, any obligation or responsibility of any kind, express or implied, in the name of the other unless specifically provided for in this Agreement. Neither party may use the trade name, brand, logo, trademark, or trade dress of the other party without the prior written consent of the other party.

8. CONFIDENTIAL INFORMATION. In the event either party receives any proprietary
   -----------------------
or confidential information from the other party, such information shall be retained as confidential by the receiving party and shall not be disclosed to any third party without the prior written consent of the disclosing party. Purchaser's duty of confidentiality extends both to Mentor's proprietary and confidential information and to any proprietary or confidential information of Lifecore, as set forth in Section 24 of the Manufacturing Agreement. Mentor retains all rights to any invention, discovery, improvement, or patent relating to the Product delivered pursuant hereto.

9: LIMITATION ON DAMAGES. Purchaser's exclusive remedies for any breach of this
   ---------------------
Agreement or for any claims shall be, at Mentor's option, either: (a) damages, and the measure of Mentor's liability for damages from any cause whatsoever (whether based on contract, negligence, strict liability, tort or otherwise) shall be the purchase price of the goods or service in respect to which the breach or claim relates, or (b) replacement of such goods. Furthermore, Mentor shall in no event be liable to Purchaser for punitive damages, and Purchaser waives any right to claim same.

10. MISCELLANEOUS PROVISIONS. (a) Purchaser agrees to abide by the terms of the
    ------------------------
following Sections of the Manufacturing Agreement: 21 (Recall), 22 (Traceability) and 23 (Intellectual Property), with the exception of Section
23.3. (b) Purchaser's obligations to bide by the terms of those Sections of the Manufacturing Agreement so referenced in this Agreement are subject to the following rules of interpretation:

          (a) all references in such Sections to "Mentor" shall apply to Purchaser;

          (b) all notices and communications from Purchaser shall be directed to Mentor; and

          (c) Purchaser may not communicate or have any form of contact with Lifecore, its employees or agents, regarding the subject matter of this Agreement without the prior written approval of Mentor.

11. RECORDS MAINTENANCE.
    -------------------

     11.1  Mentor's Records. Mentor shall keep accurate records of the prices
           ----------------
Mentor paid Lifecore for Products ordered on Purchaser's behalf and shall maintain such records for a period of not less than four (4) years. Purchaser shall have the right, at its sole cost and expense, not more than once each year, to have a certified public accountant review such records. The information received by the certified public accountant shall be held in confidence and the accountant shall disclose to Purchaser only its determination of the price Mentor paid Lifecore for Products ordered on Purchaser's behalf. If the review determines that the originally charged price exceeded the amount which should have been charged as determined by the certified public accountant by more than three percent (3%), then Mentor shall bear the expense of such review.

     11.2  Purchaser's Records. Purchaser shall maintain all records regarding
           -------------------
the Product as may be required by any applicable foreign agency or by the FDA for IDE, PMA or CE Mark approvals and shall supply to Mentor, upon its request, with such records and other information and reports as may be required by the FDA or any applicable foreign agency. Any new reports or modifications or current reports required of Purchaser or Mentor by the FDA or any applicable foreign agency shall become an obligation under this Agreement.

     11.3  Adverse Reaction Report. The following procedures shall be
           -----------------------
established and observed by the parties hereto:

          (a) In the event that Purchaser receives any complaint, claim, or adverse reaction report regarding the Product, Purchaser shall, within five (5) business days, provide Mentor with all information contained in the complaint.

          (b) Purchaser shall be responsible for evaluating such complaints and, as required, notifying the appropriate regulatory authorities in writing. On a periodic basis, not less


STAAR Surgical Company Supply Agreement
than annually, Purchaser shall inform Mentor in writing of the complaint and adverse reaction incidence rates of the Product.

12. GENERAL PROVISIONS.
    ------------------

     12.1  Amendment. All amendments or modifications of this Agreement shall be
           ---------
in writing and shall be signed by each of the parties hereto.

     12.2  Waiver. Any waiver of any right, power, or privilege granted by this
           ------
Agreement must be in writing and signed by the party being charged with the waiver. No delay on the part of any party hereto in exercising any right, power, or privilege granted by this Agreement shall operate as a waiver of any other right, power, or privilege granted by this Agreement, nor shall any single or partial exercise of any right, power, or privilege granted by this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

     12.3  Notices. All notices or other communications required or permitted to
           -------
be given pursuant to this Agreement shall be in writing and shall be delivered personally or sent by overnight courier, by facsimile with confirmation by first class mail, or by certified mail, return receipt requested. Notices delivered personally or sent by overnight courier or by facsimile with confirmation by first class mail shall be effective on the date received, while notices sent by certified mail, return receipt requested, shall be deemed to have been received and to be effective five (5) business days after deposit into the mail. Notices shall be given to the parties at the following respective addresses, or to such other addresses as any party shall designate in writing:

          If to Mentor:        Mentor Medical Inc.
                               Attention: Bill Freeman
                               5425 Hollister Ave.
                               Santa Barbara, CA 93111
                               Telephone:  (805) 681-6000
                               Facsimile:  (805) 964-2712

          With a copy to:      Chief Counsel
                               Mentor Corporation
                               5425 Hollister Avenue
                               Santa Barbara, CA 93111
                               Telephone:  (805) 681-6000
                               Facsimile:  (805) 681-6006


          If to Purchaser:     STAAR Surgical Company
                               Attention: John Wolf, President
                               1911 Walker Avenue
                               Monrovia, CA 91016
                               Telephone:  (626) 303-7902
                               Facsimile:  (626) 358-3049




STAAR Surgical Company Supply Agreement

          With a copy to:      Pollet & Woodbury
                               Attention: Andrew F. Pollet, Esq.
                               10900 Wilshire Blvd., Suite 500
                               Los Angeles, CA 90024
                               Telephone:  (310) 208-1182
                               Facsimile:  (310) 208-1154

     12.4  Successors and Assigns. This Agreement shall inure to the benefit of,
           ----------------------
and be binding upon, the respective successors and assigns of the respective parties hereto; provided, however, that Purchaser shall not have the right to
                --------  -------
assign any of its rights, delegate any of its duties, or subcontract or contract out any of its duties under this Agreement without the prior written consent of Mentor which may be withheld in its sole discretion. Mentor has the express right to assign its rights and interest in and to this Agreement in connection with the merger or consolidation of Mentor with a wholly-owned subsidiary, its parent company or a wholly-owned subsidiary of its parent company; and
provided, further, that neither party hereto shall be relieved of its
--------  -------
respective right or obligations hereunder upon any assignment, whether voluntary, involuntary or by operation of law. Subject to the preceding sentence, each term and provision of this Agreement shall be binding upon and enforceable against and inure to the benefit of any successors or assigns of the parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

     12.5  Law Governing. This Agreement shall be governed by and construed
           -------------
and enforced in accordance with the laws of the State of California, without regard for its conflict of laws rules.

     12.6  U.N. Convention Excluded. The U.N. Convention on Contracts for the
           ------------------------
International Sales of Goods shall not apply to this Agreement.

     12.7  Attorneys' Fees. Should a lawsuit be commenced to interpret or
           ---------------
enforce the terms of this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees.

     12.8  Counterparts. This Agreement may be executed in two or more
           ------------
counterparts, all of which together shall constitute a single instrument.

     12.9  Headings. The headings in the paragraphs of this Agreement are for
           --------
convenience only and shall not constitute a part hereof.

     12.10  Pronouns and Number. Whenever the context so requires, the masculine
            -------------------
shall include the feminine and the neuter, the singular shall include the plural, and conversely.

     12.11  Severability of Provisions. In the event any one or more of the
            --------------------------
provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this

STAAR Surgical Company Supply Agreement

Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

     12.12  Integration. This Agreement (including the exhibits hereto)
            -----------
constitutes the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supersedes all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof, all of which are merged herein.

     12.13  Plain Meaning. The terms and all parts of this Agreement shall be
            -------------
interpreted according to their plain meaning and neither for nor against any party hereto.

     12.14  Force Majeure. Either party shall be temporarily excused from
            -------------
performance under this Agreement in the event that any force majeure, including but not limited to disaster, fire, war, civil commotion, strike, governmental regulation, energy shortage, or other occurrence beyond the reasonable control of such party should have happened and made it impossible for such party to perform its obligations under this Agreement. Under such circumstances, performance under this Agreement that relates to the delay shall be suspended for the duration of the delay, provided that the party so affected resumes the performance of its obligations with due diligence as soon as practicable after the effects of such event have been alleviated. In case of any such suspension, the parties shall use their best efforts to overcome the cause and effect of such suspension.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

MENTOR MEDICAL INC.                    STAAR SURGICAL COMPANY


By:  /s/ Dennis Condon                 By:  /s/ John R. Wolf
   ---------------------------            ----------------------------
    Dennis Condon, President               John Wolf, President

Date:   1/28/97                        Date:   1/28/98
     -------------------------              --------------------------

STAAR Surgical Company Supply Agreement

                                  EXHIBIT "A"

                            MANUFACTURING AGREEMENT

                                  (Attached)


Star Surgical Company Supply Agreement

                    PRIVATE LABEL MANUFACTURING AGREEMENT

     This Agreement is entered into between LIFECORE BIOMEDICAL, INC., a Minnesota (U.S.A.) corporation with offices located at 3515 Lyman Boulevard, Chaska, Minnesota 55318 ("Lifecore") and MENTOR OPHTHALMICS, INC., having a place of business at 5425 Hollister Avenue, Santa Barbara, CA 93111 ("Mentor"), effective as of February 8, 1996 ("Effective Date").


                                  BACKGROUND

     Lifecore has developed the proprietary LUROCOAT(R) ophthalmic solution described on Exhibit A (the "Product"), which is packaged in single use syringes for use in ophthalmic surgery. Upon receipt of appropriate regulatory approvals, Mentor desires that Lifecore manufacture the Product and sell it to Mentor on an exclusive basis in the United States and Canada, and on a non-exclusive basis in other parts of the world. Mentor will then market the Product under its own trade name or trademark and package to its customers in these areas. Lifecore and Mentor agree to seek regulatory approvals and, if obtained, for Lifecore to manufacture and sell the Product to Mentor for this purpose, on the terms and conditions contained in this Agreement. Part I of this Agreement shall govern the exclusive domestic relationship, Part II shall govern the non-exclusive international relationship, and Part III will govern both relationships.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

     1.   Definitions.

          1.1  "Affiliate" shall mean any person, corporation, partnership or
                ---------
     other legal entity which is in control of or is controlled by, or is under common control with a party to this Agreement, directly or indirectly.

          1.2  "Domestic Contract Year" shall mean the twelve-month period
                ----------------------
     commencing with the first day of the month following the month during which Lifecore receives the PMA for the marketing and sale of the Product in the United States, and each consecutive twelve-month period thereafter.

          1.3  "International Contract Year" shall mean the twelve-month period
                ---------------------------
     commencing on the first day of the month during which Lifecore ships the first shipment of Mentor's first Firm Annual Order (as defined in Section 14.1) and each consecutive twelve-month period thereafter.

          1.4  "Domestic Regulatory Approvals" shall mean all registrations,
                -----------------------------
     licenses and approvals required for the importation, sale and distribution of the Product for ophthalmic surgery in the Exclusive Territory.

          1.5  "International Regulatory Approvals" shall mean all
                ----------------------------------
    registrations, licenses and approvals required for the importation, sale and distribution of the Product for ophthalmic surgery in the Non-Exclusive Territory.

          1.6  "Exclusive Territory" shall mean the United States and Canada.
                -------------------

          1.7  "Non-Exclusive Territory" shall mean the rest of the world
                ------------------------
    outside of the United States and Canada.

          1.8  "PMA" shall mean Pre-Market Approval from the United States Food
                ---
    and Drug Administration ("FDA") with respect to the manufacture, marketing and sale of the Product for use in ophthalmic surgery.

          1.9  "Confidential Information" shall mean information which a party
                ------------------------
    to this Agreement considers confidential and secret, including without limitation, inventions, research and development, technology, formulations, methods and procedures, price lists, marketing plans, discount sheets, trade secrets, technical information, physical specimens, models and technical specimens and specifications related to the Product. The definition of Confidential Information shall exclude information that the receiving party can demonstrate: (i) is in the public domain in its entirety in a unified form at the time of disclosure to the other party or, without a breach of this section by such party, later becomes part of the public domain; (ii) is already in its lawful possession prior to its disclosure by the other party, as evidenced by written records kept in the ordinary course of business, (iii) is received by one party from a third party without a breach of confidentiality owed by the third party to the other party to this Agreement, or (iv) is developed by one party independently and without benefit of the Confidential Information of the other party, as evidenced by appropriate documentation.


                                    PART I
                         EXCLUSIVE DOMESTIC AGREEMENT

     2.   Domestic Regulatory Approvals.

          2.1 Necessary Approvals. Lifecore shall devote high priority efforts to the development of the Product and, with the assistance of Mentor as provided herein, the procurement of all Domestic Regulatory Approvals, including the PMA from the FDA and the equivalent approval from Canadian regulatory authorities for the manufacture, marketing and sale of the Product in the United States and Canada for use in ophthalmic surgery.

          2.2 Application Process. Except as provided in Sections 2.3, 2.4.2, and 2.5, Lifecore shall make all final decisions regarding the applications, clinical studies and processing of the Domestic Regulatory Approvals. Lifecore shall submit all applications for Domestic Regulatory Approval of the Product in its name and all Domestic Regulatory Approvals shall be in the name of and owned exclusively by Lifecore. Mentor shall provide Lifecore with all information and assistance which Lifecore may reasonably require in conjunction with the Domestic Regulatory Approval process. Lifecore and Mentor agree to form an advisory task force made up of representatives of each firm to oversee the clinical studies and application process for the Domestic Regulatory Approvals. The task force will meet from time to time to discuss the details of the development, clinical studies and regulatory approval processes. The task force will not have any administrative or executive authority within either of the parties.

          2.3 Clinical Studies. In connection with the PMA application, Lifecore, with the assistance of Mentor, shall conduct human clinical testing and evaluation of the Product. Such testing shall be conducted in accordance with a testing protocol to be developed by Lifecore, in consultation with Mentor, which protocol shall include all matters, such as testing and evaluation processes, required to comply with applicable FDA guidelines. Clinical trial performance results and U.S. and Canadian regulatory filings, shall be deemed to be Confidential Information of Lifecore subject to the terms of Section 24 of this Agreement respecting the protection of Confidential Information of the parties. In the event either party desires to publish such results or filings in one or more scientific journals, such party must obtain the prior written consent of the other party, which consent shall not be unreasonably withheld.

          2.4  Funding of Clinical Studies for Domestic Regulatory Approvals.

               2.4.1  As an exclusive license fee, Mentor shall pay to Lifecore:
          (a) $250,000 upon the execution of this Agreement; and (b) $250,000 upon receipt of the PMA for the Product.

               2.4.2 In addition, Mentor shall pay all the Direct Costs of the clinical studies of the Product, up to a maximum amount of $1,000,000. "Direct Costs" shall mean expenses paid to third parties and shall exclude costs associated with Mentor's and Lifecore's corporate overhead and compensation to their respective employees and Affiliates. In the event the Direct Costs exceed $750,000, any additional costs will be subtracted from the payment required under
          Section 2.4.1 above upon receipt of the PMA. As the Direct Costs approach $1,000,000, Mentor and Lifecore shall consult as to whether to continue the studies. If both parties agree in writing to continue, any Direct Costs in excess of $1,000,000 shall be shared equally by Lifecore and Mentor. In the event that either party is billed directly for any Direct Costs for which the other party is responsible, the responsible party shall reimburse the other for such costs within thirty (30) days of the date of the invoice issued to the responsible party.

          2.5 Early Termination of Clinical Study. Mentor shall have the right to terminate the Exclusive Domestic portion of this Agreement prior to the conclusion of the clinical studies, without penalty or further remedy to either party, by giving Lifecore thirty (30) days written notice of its intent to do so. Mentor shall cooperate, at its own expense, with Lifecore in winding down all clinical trials in a scientifically sound and reasonable manner. In the event of such termination, neither Lifecore nor Mentor shall have any further rights or obligations under this Exclusive Domestic Agreement; provided, however, that the rights and obligations of the parties under Sections 21 (Recall), 23 (Intellectual Property), and 24 (Confidential Information) shall survive termination of this Agreement and remain in full force and effect. The provisions of Section 2.4.2 (Payment of Direct Expenses) shall survive such termination of the Agreement until the obligations for payment by Mentor of Direct Costs incurred prior to the effective date of termination, shall have been fulfilled. As a result of this termination, Mentor will forfeit any rights to a private label manufacturing relationship with Lifecore for the Product in the United States and Canada. The termination of the Exclusive Domestic Agreement portion of this Agreement under this section 2.5 shall have no effect on the Non-Exclusive International Agreement contained in Parts II and III, which shall remain in full force and effect.

     3.   Purchase and Sale of the Product for Domestic Marketing.

          3.1 Following receipt of the Domestic Regulatory Approvals and throughout the remaining term of Part I of this Agreement, Mentor agrees to purchase on an exclusive basis from Lifecore all of its requirements for viscoelastic syringes for use in ophthalmic surgery in the Exclusive Territory, and Lifecore agrees to sell to Mentor its requirements of the Product for such purpose, subject to the terms and conditions of this Exclusive Domestic Agreement. Mentor's and Lifecore's obligations under the preceding sentence shall be mutually dependent upon, and shall be conditions concurrent with respect to, each other.

          3.2 During the term of this Exclusive Domestic Agreement, Lifecore shall not sell the Product, nor any other higher or lower molecular weight versions of the Product in the molecular weight range of 650,000-1,000,000 Daltons, excluding any products within such range that combine hyaluronan with other agents (such as chondroitin sulphate) or drugs, to others within the Exclusive Territory for use in ophthalmic surgery. The sale of the Product to Mentor under this Exclusive Domestic Agreement shall in no manner restrict Lifecore's right to sell the Product in the Exclusive Territory for uses other than ophthalmic surgery or to sell the Product in any manner Lifecore may desire outside of the Exclusive Territory, including without limitation, directly by Lifecore, through distributors, or through other private label purchasers.

          3.3 Lifecore agrees to offer Mentor the opportunity to enter into a private label manufacturing agreement for all subsequent hyaluronan-based viscoelastic products that are developed by Lifecore for the field of ophthalmology, where Lifecore has the right to offer the new products, at its discretion, to other private label customers during the term of this Exclusive Domestic Agreement. Lifecore will provide written notice of its intent to market any such new product in the Exclusive Territory and Lifecore's proposed minimum purchase requirements for such product, along with any adjustments to the current minimum purchase requirements for the Product under this Agreement. Mentor and Lifecore agree to negotiate in good faith for a period of sixty (60) days to establish reasonable minimum purchase requirements for the Product and the new product. If Mentor and Lifecore are able to agree in writing as to appropriate minimum purchase requirements for both products, Exhibit A will be revised to add the new products and the minimum purchase commitment described in Section 7 shall be adjusted as agreed. All other terms and conditions of this Agreement will govern such new products. If Mentor and Lifecore are unable to agree on these issues within sixty (60) days after notification by Lifecore or Mentor decides not to incorporate the new products into this Agreement, Lifecore may enter into any other arrangements for the new products that it desires, subject to Section 3.2 and provided those arrangements are not on terms more favorable to Lifecore's customers than the terms previously offered to Mentor.

     4. Product Usage. As provided in Section 23, Mentor is hereby licensing the right to sell the Product in the Exclusive Territory for use in ophthalmic surgery. Mentor may not sell the Product for any other use.

     5. Term. The term of the Exclusive Domestic Agreement governed by Parts I and III of this Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with Section 2.5 or 19, shall continue for a period of eight (8) Domestic Contract Years. Upon expiration, the Exclusive Domestic Agreement shall terminate without further act or deed of either party.

     6.  Price.

         6.1 The price to be paid for Product purchased by Mentor for sale to its customers in the Exclusive Territory during the first and second Domestic Contract Years will be based upon the quantity of viscoelastic syringes ordered for delivery during such year as follows:



No. of Syringes Purchased in a Domestic Contract Year       Price per Syringe
-----------------------------------------------------       -----------------
                15,000 - 50,000                                     $17.00
                50,000 - 100,000                                    $16.00
                100,000 - 150,000                                   $15.00
                150,000 - 200,000                                   $14.00
                200,000 - or more                                   $13.00


    If during a Domestic Contract Year, Mentor purchases enough Product to qualify for a lower price based on the quantities and prices listed above, then Mentor may immediately take a credit for the amount it has paid in excess of the prices listed above for Product already purchased, to the extent that a credit has not already been taken for that excess. Within thirty (30) days following the end of each Domestic Contract Year, Lifecore shall refund to Mentor an amount equal to the difference between the total price paid by Mentor for Product purchased during the immediately preceding Domestic Contract Year and the applicable price for the annual volume set forth above.

         6.2 These prices shall be adjusted up or down by Lifecore effective as of the first day of the third Domestic Contract Year and each Domestic Contract Year thereafter, according to the percentage change in the U.S. Department of Labor, Bureau of Labor Statistics, Producer Price Index for Domestic Manufacturers of Pharmaceutical Finished Goods for the twelve-month period immediately preceding such adjustment date. All prices exclude VAT and federal, state or local sales and use taxes, which shall all be added to the price or billed separately to Mentor where Lifecore has the legal obligation to collect the taxes or fees, and all expenses related to shipping, insurance, handling, storage, and customs duties and fees.

    7.   Minimum Purchase Requirements.

         7.1 Throughout the term of this Exclusive Domestic Agreement, Mentor shall devote reasonable commercial efforts to the market development, sales and marketing of the Product in the Exclusive Territory. During each Domestic Contract Year, Mentor shall purchase the minimum quantities of the Product set forth below, subject to Lifecore's meeting its obligations under
    Section 3.1 to supply Mentor its Domestic requirements of the Product:

           Domestic Contract Year             Minimum No. of Syringes
           ----------------------             -----------------------
                   1                                 15,000
                   2                                 15,000
                   3                                100,000
                   4                                125,000
                   5                                150,000
                   6                                150,000
                   7                                150,000
                   8                                150,000


     Thirty percent (30%) of the annual minimum purchase requirement shall be purchased by Mentor as of the end of the first six (6) months of each Domestic Contract Year, and fifty percent (50%) of the annual minimum purchase requirement shall be purchased by Mentor as of the end of the first nine (9) months of each Domestic Contract Year.

                7.2 In the event Mentor shall fail to meet any annual minimum purchase requirement set forth in Section 7.1, Lifecore's sole and liquidated damages for such failure shall be an amount equal to fifty percent (50%) of the difference between the annual minimum quantity and the quantity actually purchased multiplied by the price in effect for the Product for the Domestic Contract Year respecting which Mentor did not meet the minimum purchase requirement, which Mentor shall pay within thirty (30) days after receipt of Lifecore's invoice, which invoice shall be issued within thirty (30) days after the end of that Domestic Contract Year. If Mentor fails to pay such liquidated damages under the preceding sentence with respect to any one or more failures of Mentor to meet its annual minimum purchase requirement, Lifecore may at any time thereafter terminate Mentor's exclusive rights under
          Section 3.2 by giving Mentor written notice of such termination and may thereafter sell the Product to others in any part or all of the Exclusive Territory for use in ophthalmic surgery. If Mentor purchases less than fifty percent (50%) of the annual minimum quantity in a Domestic Contract Year and fails to pay the liquidated damages described in this paragraph, Lifecore may at any time thereafter elect to terminate the Exclusive Domestic portion of this Agreement pursuant to Section 19. In the event of such termination, Mentor shall no longer have the right to purchase and sell the Product in the Exclusive Territory.

                                    PART II
                     NON-EXCLUSIVE INTERNATIONAL AGREEMENT

          8. International Regulatory Approvals. Prior to the first International Contract Year, Lifecore shall obtain, at its own expense, CE Marking for the Product and applicable export authorization. Mentor shall obtain, at its own expense, all other appropriate International Regulatory Approvals from the proper authorities in the areas of the Non-Exclusive Territory where Mentor desires to sell and distribute the Product. Mentor and Lifecore shall each notify the other party when the CE Marking and any other International Regulatory Approvals are obtained and promptly provide the other party documentation of such approvals. Upon expiration or termination of Part II of this Agreement, Mentor and Lifecore shall cooperate with respect to the exchange of information regarding any and all International Regulatory Approvals.

          9. Purchase and Sale of Product for International Marketing. Following receipt of applicable International Regulatory Approvals and throughout the remaining term of Part II of this Agreement, Mentor agrees to purchase on a non-exclusive basis from Lifecore all of its requirements for viscoelastic syringes for use in ophthalmic surgery in the Non-Exclusive Territory, and Lifecore agrees to sell to Mentor its requirements of the Product for such purpose, subject to the terms and conditions of this Non-Exclusive International Agreement. Mentor's and Lifecore's obligations under the preceding sentence shall be mutually dependent on and conditions concurrent with respect to each other. The sale of the Product to Mentor under Part II of this Agreement shall in no manner restrict Lifecore's right to sell the Product for uses other than ophthalmic surgery under its own label or under the label of other private label purchasers, or to sell the Product outside of the Exclusive Territory in any manner Lifecore may desire anywhere in the world, including without limitation, directly by Lifecore, through distributors, or through other private label purchasers. Lifecore agrees, however, that, if requested by Mentor, Lifecore will not enter into direct private label purchase agreements or distributor agreements for the Product, nor any other hyaluronan-based viscoelastic product Lifecore develops with molecular weight greater than or equal to 650,000 Daltons and less than 1,000,000 Daltons, for use in ophthalmic surgery during the term of the Non-Exclusive International Agreement with those distributors in the Non-Exclusive Territory who, as of the Effective Date are parties to an existing distributor relationship with Mentor under which such distributor is regularly selling products in the territory involved. Prior to the execution of this Agreement, Mentor will provide a written list of the names and territories of these distributors.

     10. Product Usage. As provided in Section 23, Mentor is hereby licensed to sell the Product purchased under this Part II anywhere in the world outside of the United States and Canada for use in ophthalmic surgery. Mentor may not sell the Product for any other use.


     11. Term. The term of the Non-Exclusive International Agreement governed by Parts II and III of this Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with Section 19 in Part III of this Agreement, shall continue for a period of five (5) International Contract Years. Upon expiration, the Non-Exclusive International Agreement shall terminate without further act or deed of either party.

     12.   Price.

           12.1 The price to be paid for Product purchased by Mentor for sale to its. customers in the Non-Exclusive Territory during the first and second International Contract Years will be based upon the quantity of viscoelastic syringes ordered for delivery during such years as follows:

      No. of Syringes
      Purchased in an          Price Per Syringe          Price Per Syringe
   International Contract    in First International    in Second International
          Year                   Contract Year             Contract Year
   ----------------------    ----------------------    -----------------------
      15,000-25,000                 $16.00                    $17.00
      25,000-50,000                 $15.00                    $16.00
      50,000-100,000                $13.50                    $15.00
      100,000-150,000               $13.00                    $14.00
      150,000-or more               $12.50                    $13.00

      If during an International Contract Year, Mentor purchases enough Product to qualify for a lower price based on the quantities and prices listed above, then Mentor may immediately take a credit for the amount it has paid in excess of the prices listed above for Product already purchased, to the extent that a credit has not already been taken for that excess. Within thirty (30) days following the end of each International Contract Year,

    Lifecore shall refund to Mentor an amount equal to the difference between the total price paid by Mentor for Product purchased during the immediately preceding International Contract Year and the applicable price for the annual volume set forth above.

          12.2 These prices shall be adjusted up or down by Lifecore effective as of the first day of the third International Contract Year and each International Contract Year thereafter, according to the percentage change in the U.S. Department of Labor, Bureau of Labor Statistics, Producer Price Index for Domestic Manufacturers of Pharmaceutical Finished Goods for the twelve-month period immediately preceding such adjustment date. All prices exclude VAT and federal, state or local sales and use taxes, which shall be added to the price or billed separately to Mentor where Lifecore has the legal obligation to collect the taxes or fees, and all expenses related to shipping, insurance, handling, storage, and customs duties and fees.

     13. Minimum Purchase Requirements. Separate from the Domestic minimum purchase requirements set forth in Section 7 of this Agreement, Mentor shall, during each International Contract Year, purchase the minimum quantity of 15,000 syringes of the Product for distribution outside of the United States and Canada, subject to Lifecore's meeting its obligations under Section 9 to supply Mentor its International requirements of the Product. Thirty percent (30%) of such annual minimum quantity shall be purchased by Mentor as of the end of the first six (6) months of each International Contract Year, and fifty percent (50%) of such annual minimum quantity shall be purchased by Mentor as of the end of the first nine (9) months of each International Contract Year. In the event Mentor shall fail to meet any annual minimum purchase requirement set forth in this Section 13, Lifecore's sole and liquidated damages for such failure shall be an amount equal to fifty percent (50%) of the difference between the annual minimum quantity and the quantity actually purchased multiplied by the price in effect for the Product for the International Contract Year respecting which Mentor did not meet the minimum purchase requirement, which Mentor shall pay within thirty (30) days after receipt of Lifecore's invoice, which invoice shall be issued within thirty (30) days after the end of that International Contract Year. If Mentor purchases less than fifty percent (50%) of the annual minimum quantity in a International Contract Year and fails to pay the liquidated damages described in this paragraph, Lifecore may at any time thereafter elect to terminate the International portion of this Agreement pursuant to Section 19.

                                    PART III
             GENERAL TERMS GOVERNING BOTH THE EXCLUSIVE DOMESTIC
            AGREEMENT AND THE NON-EXCLUSIVE INTERNATIONAL AGREEMENT

      14.  Purchase Orders and Forecasts.

           14.1 Mentor shall, not later than ninety (90) days before the commencement of each Domestic Contract Year and each International Contract Year thereafter, provide Lifecore with (a) a firm purchase order setting forth its Domestic or International, as the case may be, annual purchase obligations with respect to the Product of that year ("Firm Annual Orders"), and (b) Mentor's reasonable best estimate of the quantity and delivery dates desired for shipment of the Firm Annual Orders (the "Delivery Estimate"). At the time of the Firm Annual Order and not later than ninety (90) days prior to the start of the second, third, and fourth quarters of each year, Mentor shall provide Lifecore with a firm delivery schedule specifying the quantity and requested dates for shipments under the Firm Annual Order for that quarter (the "Firm Delivery Schedule"). Unless waived by Lifecore, the Firm Delivery Schedule for a quarter shall not be less than eighty percent (80%) of the Delivery Estimate for that quarter. Except as otherwise agreed in writing by Lifecore, a Firm Annual Order may not be canceled in whole or in part after it has been received by Lifecore. A Firm Delivery Schedule may be amended only upon the written consent of both Mentor and Lifecore.

         14.2 Mentor may submit supplemental purchase orders for Mentor's additional requirements of Product throughout the term of this Agreement. No such supplemental order will be binding upon Lifecore until accepted in writing by Lifecore, provided that Lifecore shall give such orders high priority. Except as otherwise agreed in writing by Lifecore, a supplemental order may not be canceled by Mentor after it has been received by Lifecore. A supplemental purchase order may state a Firm Delivery Schedule, as long as the order is received by Lifecore at least ninety (90) days prior to the start of the quarter during which the supplemental shipment is requested.

         14.3 All sales of the Product by Lifecore to Mentor hereunder shall be subject to the provisions of this Agreement and shall not be subject to the terms and conditions contained in any purchase order of Mentor or confirmation of Lifecore, except insofar as any such purchase order or confirmation establishes (a) the quantity of the Product sold or (b) the shipment date of the Product in conformity with the provisions of this Agreement.

     15. Payment.

         15.1 Unless otherwise agreed in writing by Lifecore, terms of payment for the Product shall be net forty-five (45) days. Past due amounts will be subject to a late fee of 1 1/2% per month or the highest rate allowed by law, whichever is less. In the event of litigation to collect payment under this Agreement, the losing party shall be liable for the other party's attorney's fees and court costs.

         15.2 If Mentor fails to fulfill the terms of payment, Lifecore may decline to make further deliveries under this or any other contract between Lifecore and Mentor, except upon receipt of cash, a letter of credit or other satisfactory security. This requirement will not release Mentor from any previous obligation. Lifecore's rights under this section shall be in addition to all other rights and remedies available to Lifecore upon Mentor's default.

    16.  Shipment and Taxes.

         16.1 Subject to delay due to force majeure, Lifecore shall ship the Products on the date(s) indicated in Firm Delivery Schedules submitted in accordance with Sections 14.1 and 14.2. In the event of a shortage of Product, Lifecore shall allocate its hyaluronan-based viscoelastic product supply in an equitable manner. Such allocation shall not excuse any failure to meet a Firm Delivery Schedule, other than in the event of a force majeure.

         16.2 All Products sold by Lifecore to Mentor hereunder will be shipped by Lifecore FOB Lifecore's manufacturing facility ("Shipping Point"). Mentor will pay all loading, freight, shipping, insurance, duties, forwarding and handling charges, taxes, storage (including any fees for specific cold storage requirements for the Product), and all other charges applicable to the Products after they are delivered by Lifecore to the Shipping Point. Mentor shall assume all risk of loss for the Products upon delivery by Lifecore of the Products to the Shipping Point.

    17.  Warranty and Limitation of Remedies.

         17.1 Limited Warranty. Lifecore warrants to Mentor that the Products will be manufactured in accordance with applicable current Good Manufacturing Practices, as promulgated by the FDA, and will satisfy the applicable specifications set forth on Exhibit A at the time of shipment and for a period of one (1) year after the date of delivery of the Product by Mentor to its customer (but in any event, not later than 18 months after delivery of the product by Lifecore to Mentor). THIS LIMITED WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABIILITY OR FITNESS FOR A PARTICULAR PURPOSE. The liability of Lifecore under this limited warranty does not extend to any abuse or misuse of the Product by anyone other than Lifecore, or to any Product which is sold by anyone other than Lifecore after its expiration date, or when handling, storage, or improper use by anyone other than Lifecore causes a loss of sterilization or other problem affecting proper performance of the Product. Lifecore shall not be liable to Mentor, its agents or purchasers, for any indirect, collateral, special, incidental or consequential loss.

         17.2 Notice of Warranty Claim/Remedies. Except as provided in Section 18, Mentor shall notify Lifecore of any claimed breach of the warranty stated in Section 17.1 within thirty (30) days after discovery by Mentor or its customer. The notice shall include the lot number for such Product, as well as the number and date of invoice thereof and shall be accompanied by samples of such shipment if reasonably available to Mentor.

    Lifecore will promptly examine the Product. If Lifecore agrees with the results of Mentor's analysis that Lifecore is responsible for such defect, Mentor shall, at Lifecore's option and expense, either return the defective Product to Lifecore or dispose of it, and Lifecore shall, at its option, either replace such Product or refund the amount paid by Mentor for such Product. Except as provided in Section 18, replacement or refund shall be Mentor's exclusive remedy. If the Product is to be returned to Lifecore, written authorization and shipping instruction shall be transmitted by Lifecore. Any Product returned to Lifecore under this Section 17.2 shall become the property of Lifecore.

    18.  Indemnity.

         18.1 Lifecore shall indemnify and hold Mentor harmless from any and all claims, liabilities, judgments, losses, damages, costs, and expenses (including reasonable attorney's fees) incurred by or asserted against Mentor, by any person or entity, as a result of any injury, illness, death; property damage or other loss or damage arising from a defect in any Product or any failure of a particular Product to comply with the warranty contained in Section 17, or resulting from the negligence, fault or wrongful activity of Lifecore. Mentor shall give Lifecore written notice of any such claim, action, suit or proceeding immediately upon Mentor's receipt of notice thereof Mentor shall cooperate fully and promptly with Lifecore in defending or otherwise resolving any such claims, actions, suits and proceedings. To the extent that both Lifecore and Mentor are found or determined to be liable based upon any theory of liability to any person or entity as a result of any injury, illness, death, property damage, or other loss or damage arising out of the sale or use of any Product, all rights of contribution between Lifecore and Mentor are preserved and contribution between them shall be calculated based upon a comparison of the relative fault or percentage of liability of Mentor and Lifecore.

         18.2 Lifecore shall maintain insurance issued by one or more insurance companies, with Best Rating B+ or higher, adequate to cover the claims, liabilities, judgments, losses, damages, costs, and expenses (including reasonable attorney's fees) indemnified under Section 18.1. Subject to Lifecore's maintenance of such insurance, Lifecore shall have full control of any such claims, actions, suits, and proceedings, and Mentor shall promptly tender defense thereof to Lifecore and Mentor shall not settle or compromise any such claim, suit, action or proceeding without the prior consent of Lifecore, in its sole discretion.

         18.3 Mentor shall indemnify and hold Lifecore harmless from any and all claims, liabilities, judgments, losses, damages, costs, and expenses (including reasonable attorney's fees) incurred by or asserted against Lifecore, by any person or entity, as a result of any injury, illness, death, property damage or other loss or damage arising from negligent or willful misconduct by Mentor, its employees, agents, or representatives. Without limiting the generality of the foregoing, Mentor shall indemnify, defend and hold Lifecore harmless from and against any liability, cost and expense of any nature caused by

    Mentor's improper storage, alteration, handling or uses of the Product or any statements, representations, warranties, or advertisements concerning the Product which exceed in scope or are different in meaning from the statements made by Lifecore in its own literature.

         18.4 The indemnification obligations of each party to the opposite party shall extend only to losses, damages, costs and expenses (including reasonable attorney's fees) incurred with respect to claims of any third parties and shall not include any claims for incidental or consequential damages (including, without limitation, loss of profits or business opportunities) by a party to this Agreement or any of its affiliates as a result of the incident or matter involved, and each party waives and relinquishes any and all claims it my have against the opposite party for incidental or consequential damages, lost profits, loss of business reputation, and lost business opportunity.

    19.  Expiration and Termination,

         19.1 In addition to the right of Mentor to terminate the Exclusive Domestic Agreement under Section 2.5 of Part I; either party may terminate either the Exclusive Domestic Agreement or the Non-Exclusive Agreement, without affecting the other Part of this Agreement, upon sixty
    (60) days written notice to the other party in the event of a material breach by the other party of any of the terms of such Part or of the terms of Part III as applicable to such Part, provided that such breach is not cured within said sixty (60) day period.

         19.2 In the event the first Domestic Contract Year does not commence on or before January 1, 2000, either party may terminate the Exclusive Domestic Agreement by sixty (60) days written notice to the other party. In the event the first International Contract year does not commence on or before January 1, 1998, either party may terminate the Non-Exclusive International Agreement by sixty (60) days written notice to the other party.

         19.3 Either party may terminate this entire Agreement immediately upon written notice to the other party if (i) the other party shall become insolvent, make a general assignment for the benefit of its creditors, have a receiver or manager appointed or otherwise commence, or become the subject of any action relating to bankruptcy, insolvency, reorganization, dissolution or winding up; (ii) the other party ceases to function as a going concern or conduct its operations in the normal course of business as currently conducted; or (iii) the other party is convicted of or pleads guilty or no contest to a charge of.violating any law relating to its business or engages in any act which materially impairs the goodwill associated with the Product or with the terminating party's trademark, trade name or logo.

        19.4 In the event of the expiration or termination of all or one Part of this Agreement:

              19.4.1 Acceptance by Lifecore of any orders from Mentor after expiration or termination shall not constitute a renewal of such Agreement or a waiver of the right of Lifecore to treat all or such part of the Agreement as expired or terminated.

              19.4.2 The parties expressly agree that the notice periods under this Agreement with respect to termination are reasonable under the contemplated circumstances.

              19.4.3 Lifecore shall deliver and Mentor shall accept and pay for all Products ordered under purchase orders issued by Mentor and received by Lifecore prior to the date of expiration or termination. Expiration or termination shall not relieve or release either party from its obligations to make any other payment which may be owing to the other party under the terms of any part of this Agreement or from any other liability which either may have to the other arising out of this Agreement or breach of this Agreement. The provisions of Sections 17, 18, 21-35 shall survive expiration or termination and continue thereafter in full force and effect.

               19.4.4 In the event the Exclusive Domestic Agreement is terminated pursuant to Section 19.1 due to Lifecore's failure to supply Mentor's Domestic requirements of the Product under Section 3.1 or pursuant to Section 19.2, Lifecore shall refund to Mentor a portion of any license fees paid under Section 2.4.1 to account for the shortening of Mentor's eight (8) year period of exclusivity, linearly prorated based on the period of shortening. It is specifically agreed that this
        Section 19.4.4 shall not apply to any termination of the Exclusive Domestic Agreement by Mentor pursuant to Section 2.5 of this Agreement.

   20. Labeling and Packaging. Mentor and Lifecore shall jointly develop, at Mentor's expense, "camera-ready" copies of all artwork for labeling and packaging for the Product, which packaging shall comply with applicable requirements of the Domestic and International Regulatory Approvals. Lifecore shall utilize such camera-ready copies to produce all such labeling and packaging for the Product manufactured by Lifecore pursuant to this Agreement. In addition, Lifecore agrees to use reasonable efforts to develop, with the assistance of Mentor, a unique packaging/syringe/cannula design for the Product. Mentor shall compensate Lifecore for its costs of materials and employee time, plus a 20% premium, expended in such development. Lifecore will not be required to implement any change to the Product that may impair the safety or efficacy of the Product. Further, if the new package design increases the Direct Cost of manufacturing the Product, Lifecore and Mentor shall mutually agree upon an appropriate price increase for the Product. Mentor shall review and approve in writing all such labeling and packaging to be used in connection with the Product. Lifecore shall not change any such label or packaging during the term of this Agreement without Mentor's written approval (which approval shall not be unreasonably withheld). At the time of manufacture, Lifecore shall add its lot or serial number to the label of each Product and shall certify each lot as to compliance with the specifications set forth on Exhibit A.

   21. Recall. Mentor shall maintain complete and accurate records of all the Products sold by Mentor, its agents, distributors or employees (including without limitation a complete and current list of all customers who have purchased, the date of such purchases, the quantity purchased and the lot numbers of the units purchased). In the event of a recall of any of the Products, Lifecore shall be responsible for any direct expenses of notification and return of Product. Mentor will cooperate fully with Lifecore in effecting such recall, including without limitation, promptly contacting any purchasers Lifecore desires be contacted during the course of any such recall, and promptly communicating to such purchasers such information or instructions as Lifecore may desire be transmitted to such purchasers. This section shall specifically survive the termination or expiration of this Agreement.

   22. Traceability. Mentor agrees to comply with all traceability programs required by applicable international, federal, state, or local law, regulation, or order or by standard established by international standards organization.

   23.  INTELLECTUAL PROPERTY.

        23.1 Lifecore hereby grants to Mentor and its customers, during the term of this Agreement, a worldwide license under all patents, either owned by Lifecore or with respect to which it has the right to grant licenses, to, use in ophthalmic surgery, offer to sell for ophthalmic surgery, and sell for ophthalmic surgery Product purchased by Mentor under this Agreement. During the term of the Exclusive Domestic Agreement, such license shall be exclusive with respect to uses of products covered by Section 3.2 in ophthalmic surgery within the United States and Canada and with respect to offers for sale and sales for such uses.

        23.2 Except as otherwise provided in this Agreement, neither party shall use any trademark, trade name or logo belonging to the other party or any confusingly similar trademark, trade name or logo during or after the term of this Agreement without the prior written consent of the other party. Upon termination of this Agreement, each party shall cease any and all use of the trademarks, trade names and logos of the other party.

        23.3 Except as otherwise provided in this Agreement, each party shall retain all right, title, and interest in all patents, copyrights, trade secrets, and other intellectual property rights owned by it on the Effective Date and each party shall have all right, title, and interest in all such intellectual property rights to inventions, developments processes,

   Date. All right, title and interest in all such intellectual property to inventions, developments, processes, improvements and work of authorship made or developed jointly by Lifecore and Mentor after the Effective Date shall be owned by Lifecore subject to: (i) a royalty-free non-exclusive license for Mentor to use such jointly developed intellectual property and to make and sell any product embodying such jointly developed intellectual property; and
   (ii) a right of Mentor to share equally in any royalties received by Lifecore for licensing such jointly developed intellectual property. Mentor agrees to cooperate with Lifecore in preparing, filing, and prosecuting any application for patent, design, or copyright registration on such jointly developed intellectual property. Lifecore will account to Mentor for all royalties received from any license agreement involving jointly developed intellectual property. Notwithstanding the foregoing, Mentor shall own all intellectual property rights to the unique packaging/syringe/cannula design to be developed by Lifecore at Mentor's expense under Section 20.

        23.4 Lifecore warrants that to its best knowledge, Mentor's offer for sale and sale of the Product as it exists on the Effective Date for use in ophthalmic surgery and such use by Lifecore and its customers does not infringe any patent or other intellectual property right of another. In the event a patent infringement claim is commenced or threatened against Lifecore or Mentor involving the Product in the United States or any other country ("Infringement Claim"), Lifecore may elect to discontinue, or have discontinued, the manufacture, use or the sale of the Product in the jurisdiction in which the Infringement Claim is initiated or threatened. Lifecore shall promptly notify Mentor of any Infringement Claim. Immediately upon written notice from Lifecore, Mentor shall discontinue the sale of the Product to the extent requested by Lifecore.

        23.5 Mentor shall indemnify and hold Lifecore harmless against any and all liabilities, losses and expenses (including reasonable attorney's fees), judgments and awards suffered or incurred by Lifecore as a result of Mentor's failure to promptly discontinue the sale of the Product in a given jurisdiction if so requested by Lifecore. Lifecore shall reimburse Mentor for direct expenses incurred in returning Product to Lifecore as directed by Lifecore.

        23.6 Provided that Mentor discontinues the sale of Products as provided for in Section 23.4, Lifecore shall reimburse Mentor for damages awarded against Mentor in a final judgment, from which no appeal is or can be taken entered by a court of competent jurisdiction, arising from or relating to, and defend Mentor against, any Infringement Claim relating to Mentor's sales of the Product before notice of the Infringement Claim is received by Mentor. Mentor shall give Lifecore written notice of an Infringement Claim against Mentor immediately upon Mentor's receipt of notice thereof. Mentor shall, at its own expense, cooperate fully and promptly with Lifecore in defending or otherwise resolving any such claims, actions, suits and proceedings. Lifecore may elect to have full control of any litigation relating to an Infringement Claim, and Mentor shall promptly tender defense thereof to Lifecore.

   control of any litigation relating to an Infringement Claim, and Mentor shall promptly tender defense thereof to Lifecore.

   24. Confidential Information. Mentor and Lifecore each acknowledge that during the term of this Agreement, such party will acquire Confidential Information of the other party. Each party shall keep the other party's Confidential Information secret and confidential and agrees not to disclose, furnish, communicate, or make such Confidential Information accessible to any third party or use it in any way for such party's own or another's benefit, or permit the same to be used in competition with the other party. Each of Mentor and Lifecore shall require its agents and employees to agree to be bound by the terms of this section. Each of Mentor and Lifecore shall refrain from all acts and omissions that would reduce the value of the other party's Confidential Information. The obligation of the parties to keep the other party's Confidential Information confidential shall survive the termination or expiration of this Agreement. Each of Mentor and Lifecore shall immediately return all copies of any written Confidential Information received by it upon the expiration or termination of this Agreement or upon the request of the party to whom such Confidential Information belongs. Each of Mentor and Lifecore acknowledges that its failure to maintain the confidentiality of the other party's Confidential Information may result in immediate and irreparable damage to the other party. Therefore, each of Mentor and Lifecore shall be entitled to such equitable relief, in addition to any damages, as any court of competent jurisdiction may deem proper to enforce the provision of this Section 24.

   25. Force Majeure. Neither party shall be liable to the other party for any failure to perform its obligations under this Agreement, to the extent and for the time such performance is delayed, in whole or in part, directly or indirectly, by strikes, lockouts, or any other labor troubles, fires, floods, acts of God, accidents, embargoes, war, riots, act or order of any government or governmental agency, inability to obtain or delay in the delivery of raw material, parts, or completed merchandise by the supplier thereof or any other cause, other than financial difficulties, beyond the control of or occurring without the fault of the party required to perform.

   26. Notice. All notices under this Agreement shall be in writing, and may be delivered by hand or sent by facsimile transaction, telex, or registered mail, return receipt requested. Notices sent by mail shall be deemed received on the date of receipt indicated by the return verification provided by the national postal service involved. Notices sent by facsimile transaction or telex shall be deemed received the day on which sent, and shall be conclusively presumed to have been received in the event that the sender's copy of the facsimile transmission or telex contains the "answer back" of the other party's facsimile transmission or telex. Notices shall be given, or sent to the parties at the following addresses:

        If to Mentor:      Mentor Ophthalmics, Inc.
                           Attn: William M. Freeman
                           5425 Hollister Avenue
                           Santa Barbara, CA 93111


                           With a copy to:

                           Mentor Ophthalmics, Inc.
                           Attn: Legal Department
                           5425 Hollister Avenue
                           Santa Barbara, CA 93111

        If to Lifecore:    Lifecore Biomedical, Inc.
                           Attn: President
                           3515 Lyman Boulevard
                           Chaska, MN 55318
                           Facsimile: (612) 368-3411


   Any party hereto may designate any other address for notices given it hereunder by written notice to the other party given at least ten (10) days prior to the effective date of such change.

   27. Entire Contract. This Agreement supersedes all previous oral and written arrangements between the parties and is intended as a complete and exclusive statement of the terms of their understanding with respect to the subjects covered by this Agreement, including the sale and purchase of the Products.

   28. Amendments. Amendments, if any, shall be in~writing and valid only when signed by both parties.

   29. Assignment. Except as otherwise provided in this Section, neither party shall assign or otherwise transfer this Agreement or any part thereof to any third party without the written consent of the other party. Each party, in its sole discretion, may assign this Agreement or sublicense or transfer all or a portion of its rights under this Agreement to any of its Affiliates, or designate or cause any Affiliate to have the benefit of all or a portion of its rights hereunder; provided, however, that any such party shall remain liable for the performance by its Affiliate of the obligations of the Affiliate under this Agreement. Also, either party may assign this Agreement to a party purchasing substantially all of the assets of the operations of such party relating to the manufacture or distribution of the Products. An Affiliate shall mean a person or entity controlling, controlled by or under common control with a party. This Agreement shall inure to the benefit of be binding upon, and be enforceable against the parties hereto, their permitted successors and assigns.

   30. SEVERABILITY. IN THE EVENT THAT any provision of this Agreement is held invalid by the final judgment of any court of competent jurisdiction, the remaining provisions shall remain in full force and effect as if such invalid provision had not been included herein.

   31.  MUTUAL WARRANTIES AND REPRESENTATIONS,

        31.1 Lifecore and Mentor each represent and warrant to the other that it is duly organized, validly existing and in good standing under the laws of the State or Commonwealth (as applicable) in which incorporated, and that it has full corporate power and authority to carry on the business presently being conducted by it and to enter into and to perform its obligations under this Agreement.

         31.2 Lifecore and Mentor each represent and warrant to the other that it has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of each party's respective obligations hereunder. Each party's officer executing this Agreement on its behalf has the legal power, right and authority to bind the party to the terms and conditions of this Agreement, and when he or she executes and delivers this Agreement and any instruments contemplated herein, he or she they will have the power, right and authority to bind the party thereto.

         31.3 Lifecore and Mentor each represent and warrant to the other that the execution, delivery and performance of and compliance with this Agreement has not resulted, and to the best of its knowledge will not result, in any violation of or be in conflict with, or constitute a material default under, any contract, indenture, mortgage, agreement, instrument, franchise, permit, license, judgment, decree, order, statute, nile or regulation applicable to it.

   32. U.N. Convention Excluded. The U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

   33. Language. This Agreement may be translated into any language but it shall be construed and interpreted in English.

   34. Applicable Law. Except as altered or expanded by this Agreement, the substantive law (and not the law of conflicts) of the State of Minnesota, U.S.A., shall govern this Agreement in all respects as to the validity, interpretation, construction and enforcement of this Agreement.

   35. Waiver of Breach. The waiver or failure of either party to enforce the terms of this Agreement in one instance shall not constitute a waiver of said party's rights under this Agreement with respect to other violations.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seal as of the day and year first above written.

                        LIFECORE BIOMEDICAL, INC.


                        By: /s/ Brian J. Kane
                           -------------------------------
                            /s/ Brian J. Kane
                        ----------------------------------
                        (Witness)
                        Its: V.P. New Business Development
                            ------------------------------
                        Date:  2/8/96
                             -----------------------------

                        MENTOR OPHTHALMICS, INC.

                        By:  /s/ William Freeman
                           -------------------------------

                        ----------------------------------
                        (Witness)
                        Its:  President
                            ------------------------------
                        Date:  2/9/96
                             -----------------------------

                                   EXHIBIT A
                                   ---------



                      CONFIDENTIAL INFORMATION -- REDACTED

                              EXHIBIT A - page 2
                              ---------



                      CONFIDENTIAL INFORMATION -- REDACTED